EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of M.D.C. Holdings, Inc. for the registration of 68,453 shares of its common stock and to the incorporation by reference therein of our report dated January 7, 2003, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. as of December 31, 2002 and for the three year period then ended included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 14, 2004
Denver, Colorado